Exhibit 10.4

The use of the following notation in this exhibit indicates that the confidential portion has been omitted pursuant to Item 601(b)(10)(iv) whereby certain identified information has been excluded because it is both not material and the type that the registrant treats as private or confidential: [redacted]

SHARES SALE AND PURCHASE AGREEMENT

by and between

Blaugrana Invest, S.à.r.l.

as Seller

[REDACTED]

as Purchaser

in relation to the company

BRIDGEBURG INVEST, S.L.

Barcelona, 11 August 2023

This agreement (the “Agreement”) is entered into, in Barcelona, on 11 August 2023,

BY AND BETWEEN

On the one side:

I.	[REDACTED], a company duly incorporated and existing under the laws of Cyprus, with registered office at [redacted], and registered with the Ministry of Energy, Commerce and Industry Department of Registar of Companies and Intellectual Property Nicosia, with company number [redacted] (the “Purchaser”).

The Purchaser is hereby represented by [redacted], of legal age, Cypriot nationality, domicile for these purposes at [redacted], and holder of ID card of his nationality number [redacted], in his condition as director of the Purchaser.

On the other side:

II.	BLAUGRANA INVEST, S.À.R.L., a limited liability company (société à responsabilitée limitée (S.à.r.l.) company duly incorporated and existing under the laws of Luxembourg for an indefinite period of time, with registered office at 36-38, Grand-Rue, L-1660 Luxembourg, Grand Duchy of Luxembourg, with Spanish tax number (NIF) [redacted] (the “Seller”). The Seller is hereby represented by Mr Alexandre Dreyfus, of legal age and French nationality, who acts in his condition of sole manager.

The Purchaser and the Seller will hereinafter be individually referred to as a “Party” and jointly referred to as the “Parties”.

And on the other side:

III.	BARÇA PRODUCCIONS, S.L. (“BP”), a company duly incorporated and existing under the laws of Spain for an indefinite period of time, with registered office at calle Arístides Maillol s/n, 08028 Barcelona (Spain) with Spanish tax number [redacted] and registered with the Commercial Registry of Barcelona under volume 48024, sheet B-569855, page 154.

BP is hereby represented by (a) Mr. Joan Laporta i Estruch, of legal age, domicile for these purposes at C/ Arístides Maillol s/n., 08028, Barcelona, with DNI number [redacted], and (b) Mr. Eduard Romeu Barceló, of legal age, domicile for these purposes at C/ Arístides Maillol s/n., 08028, Barcelona, with DNI number [redacted], in their capacity as joint attorneys.

BP appears solely and exclusively for the purpose of the provisions set forth in Clauses 2, 3.2, 4, 5 and 6 of this Agreement.

IV.	Mountain & Co. I Acquisition Corp. (“SPAC” or “Mountain”), a Cayman Islands exempted company.

Mountain is hereby represented by Mr. Alexander Hornung in their capacity as an authorized officer of SPAC.

SPAC appears solely and exclusively for the purpose of the provisions set forth in Clause 4 and 5 of this Agreement.

The Parties and BP mutually recognize each other’s sufficient legal capacity to enter into this Agreement.

RECITALS

I.	BRIDGEBURG INVEST, S.L. is a Spanish private limited liability company (sociedad limitada), duly incorporated and existing under the laws of Spain for an indefinite period of time, with registered office at Av. Arístides Maillol s/n, 08028 Barcelona (Spain), with Spanish tax number [redacted], and registered with the Commercial Registry of Barcelona under volume 48357, sheet 214, page B-581306 (the “Company”).

II.	The Company’s corporate purpose is to hold, develop, manage and / or exploit digital content of any form of related content to Fútbol Club Barcelona (“FCB”) in the Metaverse, NFTs and Utility Tokens (the “Business”).

Notwithstanding the above, the Parties acknowledge that the scope of the Business shall be extended pursuant to the Business Combination Agreement (as defined below).

III.	The Company’s share capital amounts to EUR 3,000, represented by 3,000 ordinary shares (participaciones sociales), of EUR 1 of nominal value each, numbered 1 to 3,000.

IV.	On 29 July 2022, the company BARÇA PRODUCCIONS, S.L. (“BP”) and the company SOCIOS DEPORTES SERVICES, S.L. (“SDS”) (having SDS’ position been assigned to the Seller, as further described in Recital VI below), executed a sale and purchase agreement through which SDS acquired from BP, 735 Class A shares of the Company, numbers 1 to 735, both included, equivalent to 24.5% of the Company’s share capital (the “SDS Shares”), notarized before the Notary Public of Barcelona Ms. Mariana Querejeta under number 1,640 of her records (the “SDS SPA”).

For clarification purposes, an updated cap table of the Company’s share capital has been included in Recital VIII of this Agreement.

On the same date (i.e., 29 July 2022), in addition to the SDS SPA, BP, SDS and the Company entered into a shareholders’ agreement for the purposes of regulating their relationship as shareholders of the Company and between themselves and the Company, which was notarized before the Notary Public of Barcelona Ms. Mariana Querejeta under number 1,641 of her records which was subsequently amended as a result of the execution of the transaction described in Recital VII below (the shareholders’ agreement, as amended from time to time, shall hereinafter be jointly referred to as the “SHA”).

V.	Under the SDS SPA, the total purchase price agreed by the parties therein (i.e., SDS, as purchaser, and BP, as seller) for the SDS Shares was ONE HUNDRED MILLION EURO (EUR 100,000,000) (the “SDS Shares Purchase Price”).

The payment of the SDS Shares Purchase Price was configured by an initial payment of an amount of TEN MILLION EURO (EUR 10,000,000) which was executed by SDS to BP on the date of execution of the SDS SPA (i.e., 29 July 2022) and three deferred payments (jointly, the “Deferred Payments”) of an amount of THIRTY MILLION EURO (EUR 30,000,000) each with the first deferred payment being due on 15 June 2023 (the “First Deferred Payment”), the second deferred payment being due on 15 June 2024 and the third deferred payment being due on 15 June 2025.

VI.	On 11 August 2022, BP and the company ORPHEUS MEDIA, S.L. (“Orpheus”) executed a sale and purchase agreement through which Orpheus acquired 735 Class A shares of the Company, numbers 1,501 to 2,235, both included, equivalent to 24.5% of the Company’s share capital (the “Orpheus Shares”), which was notarized before the Notary Public of Barcelona Mr. Gerardo Conesa Martínez under number 2,499 of his records (the “Orpheus SPA”).

As a consequence of the execution of the Orpheus SPA, on the same date (i.e., 11 August 2022), BP, SDS, Orpheus and the Company entered into an amendment to the SHA.

VII.	On 10 November 2022, SDS transferred in favour of the Seller the SDS Shares and, therefore, the Seller, as assignee, became holder of the aforementioned shares and all the rights, obligations, titles and interests of SDS under the SDS SPA. Consequently, the Seller executed a deed of adherence to the SHA.

In addition, on the same date, a pledge under the laws of Luxembourg over 100% of the Seller’s share capital was granted by SDS, as pledgor and sole shareholder of the Seller, and BP, as creditor (the “Pledge over the Seller’s Shares”).

The Pledge over the Seller’s Shares was granted by SDS as security in favour of BP for the performance by the Seller of its undertakings as purchaser under the SDS SPA and, specially, its undertaking to execute the Deferred Payments.

VIII.	As a result of the transactions described in Recitals IV, VI and VII above, as of this date, the distribution of Company’s share capital among the Shareholders is as follows:

Shareholder	Shares	Share capital percentage (%)	Numbering
Seller	735 Class A Shares	24.5%	735 Class A Shares
Orpheus	735 Class A Shares	24.5%	735 Class A Shares
BP	1,500 Class B Shares	50%	1.500 Class B Shares
BP	30 Class C Shares	1%	30 Class C Shares

IX.	The Purchaser has agreed to purchase and acquire full ownership of 74 Class A shares, numbered from 1 to 74 (both inclusive) which represent a stake of, approximately, 2.47% of the Company’s share capital (the “Shares”) from the Seller, and the Seller has agreed to sell and transfer full ownership of such Shares to the Purchaser pursuant to the purchase price, terms and conditions stipulated in this Agreement.

NOW THEREFORE, the Parties have agreed to enter into this Agreement in accordance with the following

CLAUSES

1.	Definitions and interpretation rules

1.1.	Unless otherwise expressly set forth in this Agreement, capitalized terms shall have the meaning ascribed to them in Schedule 1.1.

1.2.	Unless otherwise expressly set forth herein, this Agreement shall be interpreted in accordance with the construction rules set forth in Schedule 1.2.

2.	Sale and purchase of the Shares

2.1.	This Agreement sets out the terms and conditions through which the Seller agrees to transfer and sell the Shares to the Purchaser, and the Purchaser agrees to acquire from the Seller the Shares, along with all economic and political rights attached thereto, free from any Encumbrances except for any rights or obligations granted in favor of BP or any other parties which are set forth in the SHA, the SDS SPA and/or in the Company’s by-laws.

2.2.	Transfer of the Shares shall take place upon receipt of the Purchase Price by BP in accordance with Clause 3 below.

2.3.	Accordingly, notwithstanding the execution of this Agreement and the SPA Deed, the Seller shall keep the full title and possession of the Shares until payment of the Purchase Price by the Purchaser and, if the Purchaser fails to pay the Purchase Price pursuant to Clause 3.2 below the Seller and/or BP shall be entitled to either (i) require that the Purchaser pays the Purchase Price, or (ii) if the Seller and BP determine that the Purchaser is unable to pay the Purchase Price, terminate this transaction in relation to all the Shares (in which case the Purchaser will return the Shares to the Seller and the Seller will procure that BP will return the Purchase Price effectively paid to BP on behalf of the Seller), and claim the relevant Damages from the Purchaser.The consideration to be paid by the Purchaser for the acquisition of the Shares shall be the Purchase Price (as defined in Clause 3 below).

3.	Purchase Price

3.1.	Purchase Price

The purchase price to be paid by the Purchaser for the Shares is EUR 10,045,248.87 (the “Purchase Price”).

For the avoidance of doubt, the Purchase Price includes the price of the Shares along with all economic and political rights attached thereto.

3.2.	Payment of the Purchase Price

The Purchaser will pay the Purchase Price to BP, on account of the Seller, in order to (partly) comply with the Seller’s obligations corresponding to the First Deferred Payment that should be executed by the Seller under the SDS SPA, through irrevocable wire transfers executed on the date of this Agreement to a bank account designated by BP.

Upon receipt of the Purchase Price, BP shall grant to the Seller a pay-off letter for the amount of the Purchase Price in partial satisfaction of the First Deferred Payment, which will be deemed to have been partially paid to BP for an amount equal to the Purchase Price, and the latter will partly release and discharge, from any and all actions whatsoever which BP had, has or could have against the Seller in connection with the aforementioned First Deferred Payment.

3.3.	The payment of the Purchase Price shall be executed by the Purchaser free from any deduction or withholding, whether on account of any wire transfer commissions, costs, charges, Taxes, withholding Taxes, or any other concept whatsoever.

4.	Shareholders’ Agreement and BCA

4.1.	Simultaneously with the execution of this Agreement:

(i)	The Seller, the Purchaser, Orpheus, LIBERO Football Finance AG, and BP shall enter into a binding amendment to the SHA; and

(ii)	FCB, BP and Mountain shall enter into a business combination agreement (the “Business Combination Agreement”), which closing shall be subject to certain conditions.

5.	Success Fee & Other Compensation

5.1.	Success Fee

Purchaser shall be entitled to receive a success fee (if any) payable in cash equal to the product of the fixed percentage rate of 2.50% (i.e. a 5.00% jointly percentage rate under the two sale and purchase agreements executed on the date hereof by the Purchaser) multiplied by the amount of the cash proceeds actually paid in respect of an investment into the Company by Purchaser pursuant to this Agreement (such fee, the “Success Fee”).

5.2.	Payment of the Success Fee

Notwithstanding anything to the contrary herein, payment of the Success Fee shall be conditional upon the closing of the transactions contemplated by the Business Combination Agreement to be concluded by and among the SPAC, FCB, BP, as defined by such Business Combination Agreement (the “Closing”). Payment of the Success Fee shall be made by the SPAC or the parent company of which any shareholders of the SPAC or BP will be shareholders as of the Closing (the “Combined Entity”) to Purchaser within ten (10) Business Days following the Closing by wire transfer of immediately available funds to an account to be designated by Purchaser.

5.3.	Equity Rollover.

At the Closing, each of the Parties agree to contribute all of their shares in the Company owned by it in exchange for TopCo Ordinary Shares (as defined in the BCA) in accordance with the BCA, including, but not limited to, Sections 2.1 and 6.27 of the BCA. In furtherance, but not in limitation of the foregoing, each of the Parties shall contribute each Share owned by it to TopCo at the Closing in exchange for the corresponding TopCo Ordinary Shares pursuant to and in accordance with Section 2.1 of the BCA and such TopCo Ordinary Shares shall be subject to a 180 day lock-up following the Closing on terms to be mutually agreed by the parties hereto prior to the Closing. Except as expressly contemplated by the BCA or this Agreement, none of the Parties shall transfer, assign, sell or Encumber any of their shares in the Company other than to wholly-owned Affiliates that agree in writing to be bound by the terms of this Agreement.

The Parties agree that the exchange of shares in the Company for TopCo Ordinary Shares shall be carried out in the terms set out in Clause 2.1.(c) of the Business Combination Agreement.

5.4.	Board Representation

The parties hereto agree that Purchaser has the right to designate one (1) to-be-identified director to the TopCo Board of Directors at (and conditional upon) the Closing, subject to the Purchaser paying the Purchase Price in full pursuant to, and in accordance with the terms of this Agreement.

6.	Sale and Purchase Deed / Completion

6.1.	Within a maximum term of 10 Business Days as of this date, this Agreement shall be notarised (Elevado a público) before a Notary Public of Barcelona by means of a public deed (escritura pública) of sale and purchase of the Shares (the “SPA Deed”) and, consequently, the Seller will transfer to the Purchaser its title over the Shares.

6.2.	Simultaneously with the execution of the SPA Deed, the Parties shall also perform the following closing actions as part of a single transaction:

(i)	Legal capacity: The Parties shall exhibit to the Notary (as defined below) powers of attorney or the relevant documentation evidencing the legal capacity of their respective representatives for the execution of the SPA Deed and to perform any other Closing Actions contemplated in this Agreement.

(ii)	Waiver of pre-emption rights: The Seller undertakes to execute, jointly with BP and Orpheus, the relevant minutes of the shareholders’ meeting of the Company waiving its pre-emption rights and authorizing the transfer of the Shares and the execution of this Agreement.

(i)	Ownership of the Shares: The secretary to the board of directors of the Company shall issue a certificate representing the share capital distribution of the Company and the Seller’s ownership over the Shares upon execution of the SPA Deed (“SPA Closing”).

(iii)	Delivery of the Shares’ title deed: The Seller shall deliver to the Purchaser the title deed proving the ownership of the Shares.

(iv)	Updating the Shares’ Registry Book: The secretary of the Company shall record in the Shares’ Registry Book (Libro Registro de Socios) the transfer of the Shares in favour of the Purchaser.

(v)	Corporate resolutions: The Seller undertakes to execute, jointly with BP, Orpheus and the Purchaser, the relevant minutes of the general shareholders’ meeting of the Company voting in favour of any corporate resolutions which shall be adopted as a result of the execution of this Agreement (including, but not limited to the amendment of the Company’s by-laws, the resignation and appointment of members of the Board of Directors, etc.).

For the sake of clarity, the abovementioned actions shall be undertaken simultaneously on the SPA Closing, as part of a single transaction (unidad de acto). Consequently, none of the foregoing actions shall be held to have been completed until such time as each and every one of the other actions is completed.

7.	Sellers’ liability regime

7.1.	Seller’s Representations and WarrantiesThe Seller hereby represents and warrants to the Purchaser that every statement set forth in Schedule 7.1 (the “Seller’s Representations and Warranties”) is correct, accurate and complete in all material respects on the date hereof.

7.2.	Seller’s obligation to indemnify the Purchaser

7.2.1.	Subject to the limitations set forth in this Clause, the Seller hereby agrees that, from and after the date hereof, it shall fully indemnify, defend and hold harmless the Purchaser from, against and in respect of any Damages (as such term is defined below) imposed on or suffered by the Purchaser relating to or arising out of:

(i)	the breach, untruthfulness or error of any of the Seller’s Representations and Warranties made by the Seller in connection with this Agreement (the “Inaccuracy of the Seller’s Representations and Warranties”);

(ii)	the breach of any covenant or obligation of the Seller pursuant to (a) this Agreement, other than an Inaccuracy of the Seller’s Representations and Warranties (“Seller’s Breach”).

7.2.2.	For purposes of this Agreement, “Damages” shall mean any direct and effective damages (daños directos y efectivos), subject to the exclusions and limitations set forth in the paragraph below, which shall include any reasonable and ordinary legal fees and expenses incurred by the Purchaser as a consequence of the Seller’s breaches as contemplated in this Clause 7.

7.2.3.	By way of illustration, and without limitation, the following concepts are excluded from the definition of Damages and the Seller shall therefore not be subject to liability in respect thereof:

(i)	any indirect damages (daños indirectos), any loss of profits or revenues (lucro cesante), moral or reputational damages (daños morales o de imagen);

(ii)	damages suffered by the Purchaser or any third party due to an alleged frustration of expectations or an alleged overpayment for the Shares; and

(iii)	damages which are contingent only or otherwise not capable of being quantified, unless and until such damages give rise to an actual and necessary cash out of the Purchaser before the expiration of the time limits set forth in Clause 7.5.

7.2.4.	The Seller shall not be subject to liability for any damages which are not expressly included in the foregoing definition of Damages.

7.2.5.	Any Damages paid by the Seller under this Clause shall always be considered as an adjustment to the Purchase Price to the extent permitted by Law.

7.3.	Procedural observance limit

The indemnification obligation by the Seller is subject to the Purchaser having timely made the Claim Notice or the Claim Notice of Third-Party Claim, and in due form, and, generally, having complied with the terms set out in Clauses 8.5 and 8.6 below.

7.4.	Quantum limits

The indemnification obligation of the Seller, as set out in this Clause, shall be limited to a maximum aggregate amount equivalent to 100% of the Purchase Price, provided that in no event the Seller shall indemnify the Purchaser above the amount of the Purchase Price paid up by the Purchaser pursuant to Clause 3, unless fraud, gross negligence or wilful misconduct applies.

7.5.	Time limits

The right to obtain an indemnification for any Damages from the Seller shall only arise if the Purchaser has served to the Seller a Claim Notice or a Notice of Third-Party Claim no later than one (1) month from the end of the statutory limitation with regards to any Inaccuracy of the Seller’s Representations and Warranties set forth in Schedule 7.1 or to any Seller’s Breach.

7.6.	Other limitations

(i)	Mitigation obligations: The Purchaser shall use its reasonable efforts to carry out and shall assist the Seller in carrying out all reasonable actions that may be required in order to mitigate the amount of Damages to be compensated by the Seller.

(ii)	Third-party compensation: In the event that the Seller has paid to the Purchaser a sum as a result of a Claim and, subsequently, the Purchaser obtains at any time payment from any third party (including but not limited to Social Security or any other administrative authority) in relation to such Claim, the Purchaser must reimburse to the Seller the amount previously paid to the Purchaser within the following ten (10) Business Days, up to the amount paid by such third party, excluding any Damages incurred by the Purchaser in recovering such amount from the third party.

(iii)	Compliance with Third-Party Claim contractual requirements: The Seller shall not be liable for any Damages attributable to any Third-Party Claim in respect of which the Purchaser has not complied with its obligations under Clause 8.5, including any admission of liability made after the SPA Closing by the Purchaser or its respective agents or representatives.

(iv)	Definitive determination of Damages: The Seller shall not be liable for any Damages that (i) have been resolved in writing between the Seller and the Purchaser; or (ii) have not been resolved by a first instance court resolution which declares the Seller’s obligation to indemnify the Purchaser under this Agreement.

(v)	Insurance: The Seller shall not be liable for any Damages that have been effectively recovered by the Purchaser under applicable insurance policies which the Purchaser has in place or from any other third party with indemnification obligations or from any other Person subject to liability in respect thereof.

(vi)	Changes in Laws: The Seller shall not be liable for the Damages arising from any regulations or legal provisions not in force on the SPA Closing, as well as any other variation or modification of any regulations or legal provisions, or any change in the current practice of any Tax, Social Security or administrative authority made or entered into effect after the SPA Closing.

(vii)	The Purchaser acknowledges and agrees that the Seller does not give or make any warranty, undertaking, representation, promise or other statement as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly expressed opinion provided to the Purchaser (however so provided) on or prior to the date of this Agreement, assuming that such information was not provided under fraud, gross negligence or wilful misconduct.

(viii)	The liability regime assumed by the Seller under this Agreement is intuitu personae to the benefit only of the Purchaser.

(ix)	In the event that the Seller, at any time after the date hereof, wishes to take out insurance against any liability which may arise under the Seller’s Representations and Warranties or this Agreement the Purchaser agrees, subject to receipt of appropriate undertakings as to confidentiality and to such provision not being disruptive to the business of the Purchaser’s Group, to provide, at the Seller’s expense, such information as any prospective insurer or insurance broker may reasonably require for the purposes of effecting such insurance and to do or procure the doing of all acts and to execute or procure the execution of all documents necessary to effect such insurance.

(x)	The Purchase Price and the other terms and conditions of this Agreement have been agreed on the basis that, other than the Seller’s Representations and Warranties, the Seller makes no other representations and warranties, express or implied, to the Purchaser with respect to the Company.

Furthermore, in view of the fact that the Seller has not been involved in the day-to-day management of the Company, the Seller shall assume no responsibility for any contingencies, hidden liabilities or damages of any kind that may affect the Company as a result of past or future events, and the Purchaser assumes all the benefits, losses and risks of the Company in relation to the Shares transferred.

7.7.	Indemnification as sole remedy

7.7.1.	The Parties have agreed to enter into this Agreement on the basis that the sole and exclusive remedy of the Purchaser hereunder in respect of Inaccuracy of Seller’s Representations and Warranties shall be the right to be indemnified by the Seller pursuant to the definition of Damages and to the other terms, conditions, limitations and qualifications set forth in this Clause.

7.7.2.	The Parties acknowledge and agree that the rights and remedies contemplated in this Agreement shall replace in their entirety the provisions addressing liability of a seller with respect to obligations under purchase and sale or other agreements set forth in the Spanish Civil Code, the Commercial Code, and otherwise under the Laws of Spain. Therefore, the Purchaser expressly waives, in the broadest terms admissible by law, to (i) any claim against the Seller for any error, hidden defects (vicios ocultos) under the Spanish Civil Code, non-compliance or invalid consent (vicio del consentimiento) or (ii) to terminate, resolve (under article 1,124 if the Spanish Civil Code or any other) or rescind the Agreement. For the avoidance of doubt, the foregoing shall not be applicable in any case in the event of eviction (evicción), fraud or willful misconduct (dolo), in which case the Purchaser reserves its right to the remedies available to it under Spanish Law.

7.7.3.	The Purchaser waives (i) any rights to terminate the Agreement due to an Inaccuracy of the Seller’s Representations and Warranties, an aliud pro alio, or invalid consent (vicio del consentimiento) , (ii) any non-contractual liability (responsabilidad extracontractual) arising out of or in connection with this Agreement (including in respect of any non-contractual obligations arising out of the negotiation of this Agreement), and (iii) any rights to make any claim in connection with this Agreement against (a) any Affiliate of the Seller, (b) the current or former directors, representatives, employees, or advisors of the Seller or any Affiliate of the Seller, or (c) any other person other than the Seller.

8.	Procedure for Claims

8.1.	In the event of any claim for Damages arising from an Inaccuracy of the Seller’s Representations and Warranties (each of them, individually, a “Claim”), the following provisions, subject to the liability limitations detailed in Clause 7.4 shall apply.

8.2.	In the event that the Purchaser does not comply with the timeframes and/or requirements set forth under this Agreement, the Seller shall not be held liable nor responsible for any Claim.

8.3.	The Purchaser shall give notice to the Seller in writing of any Claim (a “Claim Notice”) within forty-five (45) Business Days from effectively acknowledging the existence of the facts giving rise to the Claim. The Purchaser shall not be entitled to deliver a Claim Notice once the foregoing timeframe has elapsed.

8.4.	If the relevant Claim is not a Third-Party Claim (as defined in Clause 8.5 below):

(i)	Each Claim Notice shall state, with respect to any particular Claim: (a) the obligations established in this Agreement which have been breached (with reference to the relevant Clauses), (b) a description of the Claim, (c) if possible at such stage, the nature and amount of the Damages duly justified, and (d) copies of any supporting documentation considered reasonable and pertinent by the Purchaser.

(ii)	The Seller has a time limit of twenty (20) Business Days from receipt of the Claim Notice to respond to the Purchaser, indicating whether it accepts or rejects, totally or partially, the Claim. During this term, the Purchaser shall grant the Seller and its advisors reasonable access to that information which may be deemed necessary to take a decision about the Claim.

(iii)	If the limitations set forth by the Seller’s liability regime do not apply, and if the Seller accepts the Claim, it shall become final and binding, and the Seller shall pay to the Purchaser the amount of the Damages determined in the Claim Notice, within ten (10) Business Days from the date of the Seller’s response.

(iv)	If the Seller rejects the Claim or does not provide a response in due time, the Seller and the Purchaser shall negotiate in good faith during ten (10) Business Days in order to reach an agreement regarding (a) whether or not the Claim is justified and appropriate, and (b) if applicable, the amount of the Damages.

(v)	If the Seller and the Purchaser do not reach an agreement within the specified ten (10) Business Days, either Party shall have the right to submit their dispute to the courts according to Clause 20 below.

8.5.	If the Claim is based on Damages that may arise from a claim made against the Purchaser by a third-party (a “Third-Party Claim”):

(i)	The Claim Notice must be submitted within thirty (30) Business Days from receiving the Third-Party Claim (and in any event, before the expiration of the first half (1/2) of the term specified in the Third-Party Claim, or resulting from applicable Laws and regulations, to respond, appeal or oppose such claim). The Claim Notice shall include a copy of the Third-Party Claim and any other documentation which may be deemed necessary in order to enable the Seller’s defense against such Third-Party Claim.

(ii)	The Seller shall inform the Purchaser whether the Seller accepts or reject the Third-Party Claim within twenty (20) Business Days as from receipt of the Claim Notice, or, if the Third-Party Claim is subject to a time limit to appeal or oppose such claim, prior to the expiration of half (1/2) of the term available to reply to or answer the Third-Party Claim.

(iii)	If the limitations set forth by the Seller’s liability regime do not apply, and if the Seller agrees with the Third-Party Claim, the Seller shall pay to the Purchaser the amount of the Third-Party Claim within ten (10) Business Days from the Seller’s response.

(iv)	In the event that the Seller opposes the Third-Party Claim, it shall have the right (but not the obligation) to defend such Third-Party Claim. If the Seller so elects, the Seller shall have the exclusive right and control over such defense (including the exclusive right to compromise or settle the Third-Party Claim), and the Purchaser shall carry out whatever actions may be deemed necessary in order to enable the Seller to oppose such Third-Party Claim (including, in particular, but not limited to, the granting of powers of attorney in favor of the attorneys and court agents appointed by the Seller). If Seller decides to take control over the defense, the defense legal fees, costs and expenses, including those related to guarantees, deposits, bonds, bank endorsements, and advance payments, shall be borne exclusively by the Seller. If Seller decides not to defend such Third-Party Claim, then the Seller shall carry out whatever actions may be deemed necessary in order to enable the Purchaser to deal with such Third-Party Claim.

(v)	In the event that the Seller opposes to the Third-Party Claim but does not exercise its right to defend such Third-Party Claim, the Purchaser shall, in good faith, assume such defense. At first instance, the defense legal fees, costs and expenses, including those related to guarantees, deposits, bonds, bank endorsements, and advance payments, shall be borne exclusively by the Purchaser.

If such opposed Third-Party Claim is resolved by (a) a final and binding judicial ruling or arbitration award in favor of a third-party claimant not subject to appeal, or (b) a binding settlement transaction (which shall always be subject to the prior consent of the Seller), whereby the Purchaser must pay a specific amount, the Seller shall pay to the Purchaser such amount (including any associated expenses and costs), to the extent that the limitations set forth by the Seller’s liability regime do not apply (if the Seller has provided its consent, the limitations shall not be taken into account). This payment shall be made within ten (10) Business Days from the Seller becoming aware of the abovementioned judicial ruling, arbitration award or settlement transaction.

Furthermore, if the opposed Third-Party Claim is finally resolved by (a) a final and binding judicial ruling or arbitration award against a third-party claimant not subject to appeal, or (b) a binding settlement transaction, whereby the Purchaser is released or exempted from any obligation to compensate the third-party claimant, the Seller shall not be liable for any amount to the Purchaser.

8.6.	The Purchaser and the Seller shall keep each other informed, at all times, of the status of the Third-Party Claims, irrespective of the Party that has assumed the defense. Both Parties agree to cooperate and provide each other with reasonable assistance that may be required or convenient in connection with the defense of a Third-Party Claim.

9.	Purchaser’s liability regime

9.1.	The Purchaser hereby represents and warrants to the Seller that every statement set forth in Schedule 9.1 (the “Purchaser’s Representations and Warranties”) is correct, accurate and complete in all material respects on the date hereof.

9.2.	Subject to the limitations set forth in this Clause, the Purchaser hereby agrees that, from and after the date hereof, it shall fully indemnify, defend and hold harmless the Seller from, against and in respect of any Damages (as defined below) imposed on or suffered by the Seller relating to or arising out of:

(i)	the breach, untruthfulness or error of any of the Purchaser’s Representations and Warranties made by the Purchaser in connection with this Agreement and any document executed, signed or delivered to the Seller on the date hereof (the “Inaccuracy of the Purchaser’s Representations and Warranties”);

(ii)	the breach of any covenant or obligation of the Purchaser pursuant to (a) this Agreement, other than an Inaccuracy of the Purchaser’s Representations and Warranties; (both to be jointly referred to as a “Purchaser’s Breach”).

9.3.	For the purposes of this Clause, “Damages” shall have the same meaning ascribed to that term under Clause 7.2.2, mutandis mutandis.

9.4.	With respect to any indemnification claim by the Seller under this Clause, the rules and procedures set out in Clauses 7.3 to 7.7, and (ii) Clause 8 shall apply, where applicable, mutandis mutandis. In particular, any indemnification paid by the Purchaser under this Clause 9 shall always be considered as an adjustment to the Purchase Price to the extent permitted by Law.

10.	Payments. Late payments

10.1.	All payments to be made under this Agreement shall be made in full and free from any deduction, withholding or Tax save as may be required by Law, in which event such deduction, withholding or Tax shall not exceed the minimum amount which it is required by Law to deduct or withhold.

10.2.	If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear default interest at the rate of 3-month EURIBOR plus 2.5% per annum, calculated on a daily basis for the period from the relevant due date for payment up to, and including, the date of actual payment, which interest shall be compounded monthly, and shall apply in addition to (and not in lieu of) any other interest payable (if any) in accordance with other provisions of this Agreement.

10.3.	The penalties agreed in this Clause are established as specific penalty clauses and are cumulative to any other remedies available at Law to the Seller. The Parties agree to exclude the power of Court moderation regulated in article 1,154 of the Spanish Civil Code. The Parties expressly accept the appropriateness and proportionality of the agreed penalties and, consequently, expressly and irrevocably waive any right to take any action, judicial or extrajudicial, aimed at avoiding, excluding or preventing its application, or to request its moderation or reduction.

11.	Notices

11.1.	Any communication to be given in connection with the matters contemplated in this Agreement shall be in English and in writing and shall either be delivered by hand (including by courier) or sent by first class pre-paid post or email .

11.2.	Subject to Clause 8.3, such communication shall be sent to the address of the relevant person referred to in this Agreement or the e-mail address set out below. Each communication shall be marked for the attention of the relevant person.

(i)	If to the Purchaser

To the attention of:	[redacted]

Address:	[redacted]

E-mail:	[redacted]

(ii)	If to the Seller

To the attention of:	Mr. Alexandre Dreyfus

Address:	14 East, Level 7, Silema Road, Gzira, GZR1639-Malta

E-mail:	[redacted]

(iii)	If to BP

To the attention of:	Ms. María Isabel Meléndez Crespo

Address:	Av. Arístides Maillol, s/n, Barcelona

E-mail:	[redacted]

11.3.	Notices shall be deemed to be validly given: (i) in the case of notice delivered by hand, first pre-paid post, on the date of delivery after the recipient signs the acknowledgement of receipt or confirmation of delivery by a reputable courier company that maintains a record of receipt and delivery; and (ii) in the case of a notice sent by e-mail, after the acknowledgement of automatic delivery by e-mail, certifying the effective delivery of the e-mail and the proper receipt of the e-mail by the recipient.

11.4.	A Party may notify the other Party (in the manner provided in this Clause) of any change to its name, contact name or address for purposes of Clause 11.2, provided that such notice shall only be effective on the date specified in the notice as the date on which the change is to take place, or (if no date is specified or the date specified is less than three (3) Business Days after the date on which notice is deemed to have been served) the date falling three (3) Business Days after notice of any such change is deemed to have been given, and only in respect of the persons notified.

12.	Confidentiality

12.1.	The Parties hereby agree that they shall keep, and shall cause their respective Affiliates or their Representatives to keep, secret and confidential all information in their respective possession received as a consequence of this Agreement, including, for the avoidance doubt, all information of either Party relating to the existence of this Agreement, and any of the contents included thereof (the “Confidential Information”), with the exception of information that:

(i)	must be released to their Representatives strictly on a need-to-know basis for the purposes of executing the Agreement, and provided that such Representatives are under confidential obligations in terms equivalent to those included in this Agreement or are otherwise bound by professional confidentiality obligations;

(ii)	must be released or disclosed pursuant to the provisions or requirements of any applicable Laws enacted or rule issued by any judicial, governmental body or other regulatory or stock exchange authority having jurisdiction on any of the latter;

(iii)	must be released to any judicial, governmental body or other regulatory or stock exchange authority having jurisdiction on any of the latter;

(iv)	in the course of proceedings before it to which the disclosing Party is a Party in a case where such disclosure is required;

(v)	must be released so that such disclosing Party may exercise its rights under this Agreement (including, for the avoidance of doubt, in respect of the completion, enforcement and fulfilment of this Agreement);

(vi)	is, or subsequently becomes, available to the public, or is otherwise disclosed to third parties, through no fault of the disclosing Party, its Affiliates or their Representatives; or

(vii)	must be released to the auditors of any of the Parties.

12.2.	In the event that any Party is ordered by any judicial, governmental body or other regulatory or stock exchange authority to disclose any relevant Confidential Information, if legally possible and within a reasonable time before making any such disclosure, such disclosing Party shall consult with the other Party regarding such disclosure or seek confidential treatment for such portion of the disclosure or filing as may be reasonably requested by the other Party.

13.	Announcements

13.1.	The Parties shall reciprocally inform, disclose and coordinate the timing and the content of the desired announcement concerning this Agreement and the transactions contemplated herein that either (or both) of them wishes to publish. Neither Party shall make or issue any announcement in connection with the existence or the subject matter of this Agreement without the prior written consent of the other Party (except where such announcement is required by applicable Law, or order of a court or relevant authority).

13.2.	The Purchaser, the Seller, and their Affiliates, may provide their respective prospective and current limited partners (or their equivalent), and their employees, accountants, advisors, investors, representatives and financing sources who have a need to know, as necessary in connection with the ordinary conduct of their respective businesses (provided that such Person is subject to an obligation of confidentiality), general information regarding the subject matter of this Agreement and the transactions contemplated hereby, including, in respect of the Purchaser's or its Affiliate's, the performance of the Purchaser's investment, in connection with the Purchaser's or its Affiliate's normal fund raising, marketing or reporting activities.

14.	Data protection

14.1.	Each of the Parties and, whereby applicable, their Representatives are hereby informed that their personal data will be treated by the other Party with the exclusive purpose of enabling the execution of this Agreement.

14.2.	Any personal data included in this Agreement will remain recorded for as long as this Agreement produces valid and binding obligations (including, for the avoidance of doubt, until the expiry of any applicable indemnifications period). Personal data of the Parties may be shared with financial entities in charge of managing payments required to be made pursuant to this Agreement, as well as, where required by the applicable Laws, to Governmental Entities.

14.3.	Each of the Parties and their Representatives may exercise their access, rectification and opposition rights pursuant to the applicable Law as well as to initiate any available claims before the Spanish data protection agency.

15.	Costs, expenses and taxes

15.1.	Except as otherwise specifically provided in this Agreement, each Party shall bear all costs and expenses incurred in the preparation, negotiation, execution, and delivery of this Agreement and in the performance of the transactions contemplated herein.

15.2.	The Purchaser and the Seller shall bear the notarial expenses arising from the notarization of this Agreement on a 50/50 basis.

15.3.	Any taxes arising out of this Agreement and the transactions contemplated hereunder shall be borne by the relevant Party as required under the applicable Law, except as otherwise specifically provided in this Agreement.

16.	Amendments and assignment

16.1.	No amendment to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party and, in the case of Clause 5, Mountain.

16.2.	No Party may assign, transfer, charge or deal, in any way, any of its rights, obligations or interests under this Agreement, except with (a) the prior written consent of the other Parties and Mountain or (b) with respect to the Purchaser, to any Affiliate of the Purchaser with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of BP and Mountain.

17.	Waivers, invalidity and severability

17.1.	Any waiver of any right, power, or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and for the purpose for which it is given.

17.2.	No right, power, or remedy provided by Law or under this Agreement shall be waived, impaired or precluded by any delay or omission to exercise it, or by any waiver of, or failure to exercise, such right, power or remedy, or any single or partial exercise of it on an earlier occasion.

17.3.	The invalidity of one or more clauses of this Agreement shall not affect the other clauses of this Agreement. In the event that one or more clauses of this Agreement are held to be invalid or render this Agreement or any other agreement or instrument invalid, this Agreement and said agreements and instruments shall be construed as if such invalid clauses had not been included in this Agreement.

17.4.	If any provision of this Agreement is required to be replaced, interpreted, or supplemented, this shall be done in such a way as to preserve, to the extent possible, the spirit, content, and purpose of this Agreement. In this case, the provisions which the Parties would have agreed to if they had been aware of the need for interpretation or supplementary provisions at the time of execution of the Agreement will apply.

18.	Entire agreement and supremacy

18.1.	This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all prior agreements or understandings, whether written or oral, among the Parties or their Affiliates with respect to, or related to, the subject matters hereof.

18.2.	The Parties acknowledge and agree that this Agreement shall prevail over any other document relating to the transactions contemplated in this Agreement.

19.	Counterparts

19.1.	This Agreement may be executed by the Parties in separate counterparts, by electronic means, and on different dates, but shall be deemed one sole Agreement executed on this date. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of execution and delivery and shall be fully binding and effective on the Parties.

20.	Jurisdiction

20.1.	The courts of the city of Barcelona (Spain) are to have exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and each Party irrevocably submits to the jurisdiction of such courts.

21.	Governing Law

21.1.	This Agreement shall be governed by and construed in accordance with Spanish Law.

22.	Benefits of Agreement; No Third Party Beneficiary.

22.1.	This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns whether so expressed or not. Nothing in this Agreement, express or implied, shall give to any Person, other than the Parties and their successors and permitted assigns hereunder, any benefit or any legal or equitable right or remedy under this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Agreement in one copy as at the date first above written.

Page intentionally left blank. Signature page follows.

THE PURCHASER	THE SELLER
[REDACTED]	Blaugrana Invest, S.À.R.L.

/s/ [redacted]	/s/ Alexandre Dreyfus
Name: [redacted]	Name: Mr. Alexandre Dreyfus
Position: Director

Barça Produccions, S.L.	Mountain & Co. I Acquisition Corp.

/s/ Joan Laporta Estruch	/s/ Alexander Hornung
Name: Mr. Joan Laporta Estruch	Name: Mr. Alexander Hornung

/s/ Eduard Romeu Barceló
Name: Mr. Eduard Romeu Barceló

solely and exclusively for the purpose of the provisions set forth in Clause 2, 3.2, 4 and 5 of this Agreement.	solely and exclusively for the purpose of the provisions set forth in Clause 4 and 5 of this Agreement.

Schedule 1.1

Definitions

Capitalised terms used in this Agreement and its Schedules which are defined below have the respective meanings ascribed to them as follows:

“Affiliates”

means, in respect of any party, a person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the first person, provided that Affiliate will also include (i) any fund or funds holding a direct or indirect interest in that Person, (ii) any manager, or general partner of those funds, (iii) any Affiliate of that manager, or general partner, (iv) any other funds managed or advised by that pursuant to long-term advisory agreements or arrangements which have the same effect as if such party was the general partner of such fund, or an Affiliate of that, manager, or general partner and (v) any Affiliate of the funds or persons referred to in the foregoing sections.

A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise, all the foregoing in accordance with, as and further set out in, Article 42 of the Spanish Code of Commerce.

“Agreement”	means this Agreement.
“BP”	means the Spanish company Barça Produccions, S.L.
“Business”	has the meaning set forth in Recital II of this Agreement.
“Business Day”	means any calendar day other than a Saturday, a Sunday, or a day on which commercial banks in Barcelona, Spain, are required or authorized by Law to be closed.
“Claim”	has the meaning set forth in Clause 8.1 of this Agreement.
“Claim Notice”	has the meaning set forth in Clause 8.3 of this Agreement.
“Company”	means the Spanish company Bridgeburg Invest, S.L.
“Confidential Information”	has the meaning set forth in Clause 9.1 of this Agreement.
“Damages”	has the meaning set forth in Clause 7.2.2 and 9.3 of this Agreement.
“Deferred Payments”	has the meaning set forth in Recital V of this Agreement.
“Encumbrances” or “Encumber”	means any interest or equity of any person (including any right to acquire, option, right of pre-emption or conversion or right to set-off) or any mortgage, deed of trust, pledge, assignment, security interest, guarantee, encumbrance, planning encumbrance, planning easements, claim, lien, charge, title retention or third party rights of any kind, or any other type of preferential arrangement the effect of which is to give a preferential position in relation to any asset or any other analogous right in favour of any Person, or any agreement or arrangement to create any of the foregoing, excluding any rights or obligations granted in favor of BP or any other parties which are set forth in the SHA, the SDS SPA and/or in the Company’s by-laws.

“FCB”	means Fútbol Club Barcelona.
“First Deferred Payment”	has the meaning set forth in Recital V of this Agreement.
“Inaccuracy of the Purchaser’s Representations and Warranties”	has the meaning set forth in Clause 7.2.1(i) of this Agreement.
“Inaccuracy of the Seller’s Representations and Warranties”	has the meaning set forth in Clause 7.2.1(i) of this Agreement.
“Mountain”	means Mountain & Co. I Acquisition Corp.
“Orpheus”	has the meaning set forth in Recital VI of this Agreement.
“Orpheus Shares”	has the meaning set forth in Recital VI of this Agreement.
“Orpheus SPA”	has the meaning set forth in Recital VI of this Agreement.
“Parties” or “Party”	means, individually or jointly, as applicable, the Sellers and the Purchaser.
“Pledge over the Seller’s Shares”	has the meaning set forth in Recital VII of this Agreement.
“Purchase Price”	has the meaning set forth in Clause 3.1 of this Agreement.
“Purchaser”	Means [REDACTED]
“Purchaser’s Breach”	has the meaning set forth in Clause 8.2 (ii) of this Agreement.
“Purchaser’s Representations and Warranties”	has the meaning set forth in Clause 8.1 of this Agreement.
“SDS”	means the Spanish company Socios Deportes Services, S.L.
“SDS Shares”	has the meaning set forth in Recital IV of this Agreement.

“SDS Shares Purchase Price”	has the meaning set forth in Recital V of this Agreement.
“SDS SPA”	has the meaning set forth in Recital IV of this Agreement.
“Seller”	means the Luxemburgish company Blaugrana Invest, S.à.r.l.
“Seller’s Breach”	has the meaning set forth in Clause 7.2.1(ii) of this Agreement.
“Seller’s Representations and Warranties”	has the meaning set forth in Clause 7.1.1 of this Agreement.
“SHA”	has the meaning set forth in Recital IV of this Agreement.
“Shares”	has the meaning set forth in Recital IX of this Agreement.
“SPA Closing”	Has the meaning set forth in Clause 6.2 of this Agreement.
“SPA Deed”	has the meaning set forth in Clause 6.1 of this Agreement.
“Tax” or “Taxes”	means all forms of taxation, including governmental, national, regional, provincial, local, government and municipal charges, duties, imposts, levies, withholdings and liabilities wherever chargeable and whether or not in Spain as well as any charge or amount related thereto (including fines, penalties, interest and surcharges) due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction.
“Third-Party Claim”	has the meaning set forth in Clause 8.5 of this Agreement.

Schedule 1.2

Interpretation and construction rules

(i)	Calculation of time periods. When calculating a period of days before which, by which, or following which, any action is to be carried out pursuant to this Agreement, the day that is the reference date in calculating such period shall be excluded. Moreover, if the last day of such period is not a Business Day, the relevant period shall end on the next immediate Business Day.

(ii)	Every mention related to dates in this Agreement shall be referred to calendar days unless it is expressly referred to Business Days.

(iii)	If according to this Agreement’s deadlines, any action must be carried out in a non-working day, the term shall be extended until the following working day.

(iv)	Including. The word “including”, or any variation thereof means “including, without limitation”, and shall not be construed to limit any general statement to the specific or similar items or matters immediately following it.

(v)	Schedules. The Schedules attached to this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they had been set forth in the body of this Agreement.

(vi)	No adverse construction. The Parties have participated jointly in the negotiation and drafting of this Agreement, with the advice of their respective legal advisors. Consequently, the Parties agree that the language in this Agreement shall be construed without applying (a) the interpretation rule set out in article 1,288 of the Spanish Civil Code (Código Civil), (b) the contra proferentem interpretation principle -according to which the terms of an agreement shall be construed against the party who has drafted it-, and (c) any other similar interpretation principle.

(vii)	References. A reference to a law includes any amendment or modification to such law at any time hereafter. A reference to any other document in this Agreement is a reference to that other document as amended hereafter.

(viii)	Obligations to procure or cause. Any obligation or undertaking by a Party to procure or cause any of its Affiliates or any other Persons to do, or not to do, anything shall be construed as an undertaking to cause such action to occur to the maximum extent permitted by applicable Law.

(ix)	Incorrect use of definitions. Any error in the text of the Agreement and its Schedules in connection with the use of the defined terms, or failure to use these due to error or omission, or any inconsistency that may result from their improper use, shall be corrected in keeping with the rules of logic and the principles of good faith, and these errors will not invalidate the text or be allowed to distort its interpretation.

Schedule 7.1

Seller’s Representations and Warranties

1.	Existence and capacity

1.1.	The Seller has sufficient legal capacity to execute this Agreement and to perform the obligations deriving therefrom. The Seller’s representative is acting in accordance with powers of attorney which grant sufficient power and authority to enter into this Agreement.

1.2.	This Agreement, when executed, will create valid and binding obligations on the Seller, fully enforceable against the Seller in accordance with its own terms and conditions.

1.3.	The Seller has obtained all approvals, permits and authorizations necessary to enter into this Agreement and to perform the obligations deriving therefrom.

1.4.	The Seller (a) has not been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt, (b) has not filed for insolvency or bankruptcy, and (c) is not insolvent, bankrupt, unable to pay its debts when an as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments.

1.5.	The Seller has sufficient legal capacity to execute and perform the obligations deriving from this Agreement.

2.	No conflict

2.1.	The execution by the Seller of this Agreement and the performance by the Purchaser of its obligations thereunder (a) will not conflict with or violate its by-laws or any Laws applicable to it; and (b) will not result in a material breach of any Law, order, judgment or decree of any court or governmental agency by which the Seller is bound; and (c) will not result in the loss, suspension and/or amendment of any benefit, right or creditor of the Seller.

2.2.	The Seller is not subject to any restriction (including those under any applicable Law) which would prevent it from entering into this Agreement or from performing the obligations and consummating the transactions herein contemplated.

3.	Ownership of the Shares

3.1.	The Shares represent approximately 2.47% of the share capital of the Company and have been validly issued and their nominal value is fully paid up.

3.2.	The Seller warrants that it owns the Shares legally and beneficially, free from any Encumbrances except for any rights or obligations granted in favor of BP or any other parties which are set forth in the SHA, the SDS SPA and/or in the Company’s by-laws, and there is no undertaking or obligation to create or grant any Encumbrances over such Shares.

3.3.	The Company has not adopted any agreement to increase or reduce its share capital which is currently pending execution.

Schedule 9.1

Purchaser’s Representations and Warranties

1.	Financial Sophistication

1.1.	The Purchaser (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated hereby, (ii) is able to bear the risk of an entire loss of its investment in the Shares, and (iii) is consummating the transactions contemplated hereby with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;

1.2.	The Purchaser has evaluated the merits and risks of the transaction contemplated hereby based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as he deemed necessary. The Purchaser has made his own decision concerning the transactions contemplated hereby without reliance on any representation or warranty of, or advice from, the other parties hereto; and

1.3.	The Purchaser is financially sophisticated and understands that the Shares have not been registered under the securities laws of any jurisdiction and may only be transferred pursuant to registration or an applicable exemption under all applicable laws. The Purchaser will acquire the Shares for his own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable law. The Purchaser has not, directly or indirectly, offered the Shares to anyone or solicited any offer to buy the Shares from anyone, so as to bring such offer and sale of the Shares by the Purchaser within the registration requirements of the securities laws of any jurisdiction.

2.	Existence and capacity

2.1.	The Purchaser has sufficient legal capacity to execute this Agreement and to perform the obligations deriving therefrom. The Purchaser’s representative is acting in accordance with powers of attorney which grant sufficient power and authority to enter into this Agreement.

2.2.	This Agreement, when executed, will create valid and binding obligations on the Purchaser, fully enforceable against the Purchaser in accordance with its own terms and conditions.

2.3.	The Purchaser has obtained all approvals, permits and authorizations necessary to enter into this Agreement and to perform the obligations deriving therefrom.

2.4.	The Purchaser (a) has not been declared insolvent or bankrupt and no action or request is pending to declare it insolvent or bankrupt, (b) has not filed for insolvency or bankruptcy, and (c) is not insolvent, bankrupt, unable to pay its debts when an as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments.

2.5.	The Purchaser has sufficient legal capacity to execute and perform the obligations deriving from this Agreement.

3.	No conflict

3.1.	The execution by the Purchaser of this Agreement and the performance by the Seller of its obligations thereunder (a) will not conflict with or violate the Purchaser’s by-laws or any Laws applicable to it; and (b) will not result in a breach of any Law, order, judgment or decree of any court or governmental agency by which the Purchaser is bound; and (c) will not result in the loss, suspension and/or amendment of any benefit, right or creditor of the Purchaser.

3.2.	The Purchaser is not subject to any restriction (including those under any applicable Law) which would prevent it from entering into this Agreement or from performing the obligations and consummating the transactions herein contemplated and no consent, approval or authorization from any Governmental Entity or administrative authority is required for the execution of this Agreement by the Purchaser.

4.	Certainty of funds

4.1.	The Purchaser has (or will procure itself to have) all necessary funds required to perform its obligations when they arise as per the terms of this Agreement (including, in particular, payment of the Purchase Price).

5.	Other

5.1.	The Purchaser states that it enters into this Agreement having analysed its scope and having been advised by experts in transactions of this nature.

5.2.	At the date of this Agreement, the Purchaser: (i) is not aware of any facts or circumstances which contradict the Seller’s Representations and Warranties or which could determine the falseness or incorrectness thereof; and (ii) is not aware of any contingency which could entitle it to make a claim against the Seller.

5.3.	The Purchaser and all companies of its corporate Group have pursued their business activities in compliance with the applicable laws, regulations, directives or special procedures for the prevention of money laundering, the financing of terrorism, the use of inside information and “know your customer” guidelines.